Exhibit 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT AND CONSENT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND CONSENT AGREEMENT (this “Agreement”) is made as of October 31, 2016, by and between DAYBREAK OIL AND GAS, INC., a Washington corporation (the “Company”), and MAXIMILIAN RESOURCES LLC, a Delaware limited liability company, as successor-in-interest to Maximilian Investors LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, the Lender and the Company are parties to that certain Amended and Restated Loan and Security Agreement, dated as of August 28, 2013, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement and Share Repurchase Agreement dated as of August 21, 2014, that certain Second Amendment to Amended and Restated Loan and Security Agreement and Warrant Amendment dated as of May 20, 2015, and that certain Third Amendment to Amended and Restated Loan and Security Agreement and Second Warrant Amendment dated as of October 14, 2015 (as the same has been and may hereafter be amended from time to time, herein the “Loan Agreement”), pursuant to which Lender has extended certain credit and other financial accommodations to the Company.

WHEREAS, in connection with the execution of this Agreement, the Company is entering into an Asset Purchase Agreement, by and among itself and App Energy, LLC, a Kentucky limited liability company (“App Energy”), as sellers, and Sandy Valley Gas, Inc., a Kentucky corporation, and Eagle Well Service, Inc., a Kentucky corporation, as buyers (the “Asset Purchase Agreement”), pursuant to which the Company and App Energy are selling their working interests and certain other assets related to their respective oil and gas development operations in Lawrence County, Kentucky (such transaction, the “Kentucky Sale”), and a portion of the proceeds from the Kentucky Sale are being paid to the Lender as consideration for the agreements set forth in this Agreement.

WHEREAS, in connection with and as a condition precedent to the Kentucky Sale, the Company and the Lender have agreed to certain modifications to the Loan Agreement and the Loan (as defined in the Loan Agreement), and to certain other related matters, as set forth herein.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.  Defined Terms.  Unless otherwise indicated, capitalized terms used and    not otherwise herein defined shall have the respective meanings ascribed thereto in the Loan Agreement.

Section 2.  Effective Time.  This Agreement shall become effective upon the payment by the buyers under the Asset Purchase Agreement of (a) $4,250,000 to the Lender and (b)

$250,000 (the “JV Funds”) to an escrow account established by the Lender to hold such funds to be used for the Joint Venture (as defined below; such funds, collectively, the “APA Payment”; such time that the APA Payment is paid, the “Effective Time”).

Section 3.  Consent to Transactions.  The Lender hereby consents to the Kentucky    Sale and the transactions contemplated by the Asset Purchase Agreement.  Further, by entering into this Agreement, the Lender represents and warrants that the execution and delivery of this Agreement and the Lender’s agreements hereunder have been duly authorized by all requisite company action and do not require any consent, approval, notification, waiver or other similar action from any third party that has not been obtained.  By entering into this agreement, the Lender further represents and warrants that Guidepost Solutions, LLC, its outside monitor, has acknowledged and agreed that when funds are available, Guidepost will not object to agreements and obligations of the Lender including advances of up to $250,000 to the Company in $40,000 monthly increments continuing for 5 months plus a one-time $50,000 advance at the request of the Borrower.

Section 4.  Application of APA Payment.  The Lender and the Company hereby agree that, in exchange for the APA Payment:

a.

automatically at the Effective Time, all Obligations outstanding under the Loan Agreement and the Note with respect to the App Fundings Sublimit shall be deemed paid in full, it being agreed that the outstanding balance of such Obligations at the Effective Time is approximately $5,400,673;

b.

automatically at the Effective Time, 24.86% of Obligations outstanding under the Loan Agreement and the Note with respect to the Operating Sublimit shall be deemed paid in full, it being agreed that the outstanding balance of such Obligations at the Effective Time is approximately $2,884,849;

c.

all Obligations outstanding under the Loan Agreement and  the Note in excess of $5,500,000 shall be converted to convertible preferred equity of the Company, subject to and as described in Section 12, and upon such issuance all Obligations outstanding under the Loan Agreement and the Note in excess of $5,500,000 shall be deemed paid in full;  and

d.

$250,000 of the $4,250,000 paid to the Lender shall be reserved by the Lender for the purpose of, and shall remain subject to the terms of, the periodic loan Advances as described in Section 6.

Section 5.  Amendment of the Loan Agreement.  As of the Effective Time, the Loan Agreement is amended as follows:

a.

All references to the “App Fundings Sublimit,” the “Required App Fundings Sublimit Monthly Payment,” “App Fundings,” “App Event of Default,” “App Default Notice,” “App Loan Agreement,” “App Loan,” and “App Loan Documents” are deleted in their entirety.  Without limiting the foregoing, for the avoidance of doubt, the Required Monthly Payment shall not include any amounts due and payable with respect to the Required App Fundings Sublimit Monthly Payment, and the Company shall have no liability whatsoever for any indebtedness under the Loan Agreement to the extent relating to amounts loaned to App.

b.

The Required Monthly Payment shall be $0 until the earlier of (i) the first Payment Date occurring after the date that is six months from the Effective Time and (ii)

the first Payment Date occurring after the first date that the Company receives production revenue from the Joint Venture.

c.

Section 1.5(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

d.

“(f) The entire outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on February 28, 2020 (such date, the “Maturity Date”).”

Section 6.  Agreement as to Periodic Loan Advances.  As of the Effective Time, the Lender hereby agrees that, beginning in December 2016, (a) it will make Advances under the Loan Agreement to the Company of $40,000 per month, on or before the fifth day of each  month, until the Company has received five monthly payments of $40,000 or the date that the Company receives production revenue from the Joint Venture, whichever is earlier, and (b) upon the request of the Company for development of the Joint Venture, it will make an Advance to the Company of $50,000, which Advance may be made under either the Loan Agreement or the JV Loan Agreement.

Section 7.  Termination of App Loan.  As of the Effective Time, the Lender hereby consents to the termination of the App Loan and the App Loan Documents, including the termination of its lien on and security interest therein.  Promptly following the Effective Time, the Lender shall mark cancelled and return the Note (as defined in the App Loan Documents) evidencing the App Loan.

Section 8.  Discharge of Company Liens with respect to Kentucky.  Effective as of the Effective Time, the Lender hereby consents to the termination of any liens on and security interests in any and all property owned by the Company that is included in the Kentucky Sale, and hereby authorizes the Company to file any termination statements or take any other action reasonably required to effect such termination.

Section 9.  Termination of App Energy and Company Overriding Royalty Interests.  The Lender agrees that concurrently with its execution of this Agreement, it is executing and delivering to the Company a Termination of Overriding Royalty Interest, in the form attached as Exhibit A-1, and a Termination of Overriding Royalty Interest, in the form attached as Exhibit A-2, terminating all of its overriding royalty interests in the App Energy H-33 Well granted by App Energy and the Company).

Section 10.  Assignment and Termination of Net Profits Interest.  The Lender agrees    that concurrently with its execution of this Agreement, it is executing and delivering to the Company an Assignment and Termination of Net Profits Interest in the form attached as Exhibit B, terminating all rights and obligations under the Assignment of Net Profits Interest dated as of August 28, 2013 by the Company to the Lender.

Section 11.

Joint Venture.

a.

The JV Funds held in escrow shall be used solely to purchase and develop certain oil and gas assets located in the State of Michigan agreed upon by each of the

Lender, the Company and App Energy or any other assets mutually agreed upon (such assets, the “Michigan Assets”; such joint development of the Michigan Assets, the “Joint Venture”).  Unless otherwise agreed, each party shall hold their interest in the form of a working interest in the Michigan Assets in the following percentages (respective to each other): Lender – 40%, the Company – 30%, and App Energy – 30%.  The parties’ respective obligations with respect to the Joint Venture shall be documented in an operating agreement among them.  The portion of JV Funds used to acquire the working interest of each of App Energy and the Company in the Michigan Assets shall be deemed a loan to each company as described in subsection c, below (each loan, a “JV Loan”).

b.

Notwithstanding the foregoing, the Lender and the Company agree, and any escrow agreement with respect to the escrow account holding the JV Funds shall provide, that if the JV Funds are not fully invested in the Michigan Assets by June 30, 2017, the uninvested portion shall be paid to the Lender.

c.

Each JV Loan shall consist of a senior secured loan and the Lender and the Company shall work in good faith to document the loan between them within 60 days following the Effective Time.  Each borrower’s loan shall be on terms no less favorable to the borrower than the Loan Agreement, shall have a maturity date of February 28, 2020, shall be equal to the amount paid for such borrower’s working interest in the Michigan Assets and shall be secured by such borrower’s working interest in the Michigan Assets.  The JV Loan to the Company shall be pari passu with the Loan Agreement.

Section 12.  Convertible Preferred Stock.  Following the Effective Time, and without requiring any further action by the Lender, the Company shall use its best efforts to issue shares of senior preferred equity of the Company (the “Preferred Equity”) in exchange for the reduction and termination of the Obligations as described in Section 4.c.  The Preferred Equity shall be issued based on a price of $1 per share, shall have a 7.5% per annum payment-in-kind dividend and shall be convertible at the Lender’s sole option into fully paid common stock of the Company at a per-share conversion price equal to the prior 10-day average common stock trading price at the time the preferred equity is issued.  Aside from the Loan and the JV Loan, the Preferred Equity shall be the most senior security in the capital structure; provided, however, that the Lender acknowledges and agrees that the Preferred Equity may not be issued without, and shall be subject to, the approval of the holders of Series A Preferred Stock of the Company. Further, the payment of stock dividends shall be subject to the availability of authorized, unissued and unreserved shares, although the Company agrees to use its best efforts to authorize more preferred shares if needed for the purpose of fulfilling this obligation. The terms of the preferred equity shall include a liquidation preference and a ratchet provision with respect to the conversion price, as well as whatever negative covenants including the further issuance of preferred shares and debt as many be agreeable between the Lender and the Company. The Preferred Equity grant may contain a provision blocking the Lender from converting some or all of such Preferred Equity to common shares, to the extent that, following such conversion, the Lender would be being deemed to be the “beneficial owner” (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than four and ninety-nine one-hundredths percent (4.99%) of the Company’s outstanding common stock.

Section 13.  Waiver.  The Lender hereby waives any Event of Default based on the Company’s failure prior to the date hereof to pay any principal, interest or Commitment Fees when due under the Loan Agreement.  Further, the Lender waives any failure or noncompliance under the Loan Agreement relating to the transactions contemplated by the Asset Purchase Agreement or this Agreement, including but not limited to the failure to give proper notice of the APA Payment.

Section 14.  Further Assurances.  Each party hereto agrees to perform any and all further acts and to execute and deliver any documents which may reasonably be necessary to carry out the provisions of this Agreement.

Section 15.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules.

Section 16.  Binding Effect.  This Agreement is binding on, and will inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives.

Section 17.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 18.  Entire Agreement.  This Agreement contains the entire agreement of the parties and embodies all the representations and warranties which have been made between them with respect to the subject matter hereof.  All previous agreements or understandings between the parties hereto with respect to its subject matter, whether in writing or oral, are merged into this Agreement.

Section 19.  Severability.  In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change so as to cause completion of the transactions contemplated herein to be unreasonable.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

DAYBREAK OIL AND GAS, INC.

By:	/s/ JAMES F. WESTMORELAND
Name:	James F. Westmoreland
Title:	President and Chief Executive Officer

LENDER:

MAXIMILIAN RESOURCES LLC

By:	/s/ JOSEPH SAN FILIPPO
Name:	Joseph San Filippo
Title:	CFO

Signature Page to Fourth Amendment to Amended and Restated Loan and Security

Agreement and Consent Agreement